Exhibit 99.1

FOR IMMEDIATE RELEASE
October 25, 2011

CONTACT:
Investors - (301) 968-9300
Media - (301) 968-9400

AMERICAN CAPITAL AGENCY
REPORTS $1.39 EARNINGS and $26.90 NET BOOK VALUE PER SHARE

Bethesda, MD - October 25, 2011 - American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported net income for the third quarter of 2011 of $250.4 million, or $1.39 per share, and net book value of $26.90 per share.

THIRD QUARTER 2011 FINANCIAL HIGHLIGHTS

•	$1.39 per share of net income

◦	$1.15 per share, excluding $0.24 per share of other net investment related income and excise tax

◦	$1.23 per share, excluding $0.08 per share of non-recurring estimated “catch up” premium amortization cost

•	$1.86 per share of taxable income

•	$1.40 per share dividend declared

•	$0.85 per share of undistributed taxable income as of September 30, 2011

◦	Increased $0.41 per share from $0.44 per share as of June 30, 2011

•	$26.90 net book value per share as of September 30, 2011

◦	Increased $0.14 per share from $26.76 per share as of June 30, 2011

•	20% annualized return on average stockholders' equity (“ROE”) for the quarter

OTHER THIRD QUARTER HIGHLIGHTS

•	$42 billion investment portfolio value as of September 30, 2011

•	7.7x leverage as of September 30, 2011[1]

◦	7.9x average leverage for the quarter

•	8% actual constant prepayment rate (“CPR”) for the third quarter of 2011[2]

1. Leverage calculated as the sum of total repurchase agreements, net payable/receivable for unsettled purchases and sales of securities and other debt divided by total stockholders' equity as of September 30, 2011
2. Weighted average monthly annualized CPR published during July, August and September 2011 for securities held during the third quarter

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◦	9% CPR for the month of October 2011[3]

◦	13% average projected life CPR as of September 30, 2011, approximately 50% higher than the Company's average third quarter actual CPR of 8%

•	2.14% annualized net interest rate spread for the quarter

◦	1.94% net interest spread as of September 30, 2011[4]

•	$147 million of net proceeds raised pursuant to a Controlled Equity Offering SM

◦	All equity issuances were accretive to net book value

•	Discontinued hedge accounting for all interest rate swaps as of September 30, 2011

“The recent decline in interest rates, coupled with yesterday's announcement of changes to the Home Affordable Refinance Program (“HARP”) by the Federal Housing Finance Authority (“FHFA”), highlights once again the importance of active portfolio management,” said Malon Wilkus, AGNC Chairman and Chief Executive Officer. “Our investment team has been proactive in taking steps to address both of these circumstances, including significant sales of higher coupon mortgages during the prior two quarters.”

“The third quarter defined the term volatility, with the congressional debt ceiling debate, S&P's downgrade of its U.S. sovereign debt rating, the worsening European debt crisis, and the Federal Reserve's 'operation twist,'” said Gary Kain, AGNC President and Chief Investment Officer. “The result was a significant interest rate rally and the escalation of prepayment fears, both as a result of record low mortgage rates and changes to Freddie Mac and Fannie Mae's underwriting practices. Despite this difficult environment, AGNC declared a cash dividend of $1.40 per share, almost doubled undistributed taxable income from $0.44 per share as of June 30, 2011 to $0.85 per share, as of September 30, 2011, and increased net book value.”

“Perhaps more important than our results this quarter is that we executed a number of material actions intended to reduce risk and increase the durability of our returns,” continued Mr. Kain. “These actions included increasing the use of longer term repurchase agreements, proactively managing counterparty exposure, increasing our ratio of interest rate swaps to our repurchase agreement financings and continuing to enhance our portfolio. To this end, our portfolio has never had a higher percentage of assets backed by loans with favorable prepayment characteristics, with 93% of our 15-year securities and 86% of our 30-year securities backed by either lower loan balance loans or HARP loans. We also believe that we have very limited exposure to the HARP changes that were announced by the FHFA yesterday because less than 5% of our holdings are eligible for the revised HARP program.”

INVESTMENT PORTFOLIO
As of September 30, 2011, the Company's investment portfolio totaled $42.0 billion of agency securities, at fair value, comprised of $38.3 billion of fixed-rate securities, $3.2

3. Weighted average actual annualized CPR published in October 2011 for securities held as of September 30, 2011
4. Incorporates interest rate swap agreements

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billion of adjustable-rate securities (“ARMs”) and $0.5 billion of collateralized mortgage obligations (“CMOs”) backed by fixed and adjustable-rate securities, including interest-only strips. As of September 30, 2011, AGNC's investment portfolio was comprised of 52% ≤15-year fixed-rate securities, 2% 20-year fixed-rate securities, 37% 30-year fixed-rate securities, 8% ARMs and 1% CMOs backed by fixed and adjustable-rate agency securities.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
During the quarter, the annualized weighted average yield on the Company's average earning assets was 3.14% and its annualized average cost of funds was 1.00%, which resulted in a net interest rate spread of 2.14%, a decrease of 32 bps from the second quarter of 2011. As of September 30, 2011, the weighted average yield on the Company's earning assets was 3.18% and its weighted average cost of funds was 1.24%.5 This resulted in a net interest rate spread of 1.94% as of September 30, 2011, a decrease of 42 bps from the weighted average net interest rate spread as of June 30, 2011 of 2.36%.6 The quarter-over-quarter decrease in net interest rate spreads was largely the result of the decline in long-term interest rates and a corresponding increase in projected prepayments of the Company's investments as well as an increase in the ratio of interest rate swaps to repurchase agreements.

The weighted average projected CPR for the remaining life of all of the Company's investments held as of September 30, 2011 was 13%, an increase from 10% as of June 30, 2011. The Company's projected CPR increased due to a decline in long-term interest rates, which was partially offset by changes in portfolio composition to the Company's highest percentage of assets backed by loans with favorable prepayment characteristics. The actual CPR for the Company's portfolio during the third quarter of 2011 was 8%, a decrease from 9% during the second quarter of 2011. The most recent CPR published in October 2011 for the Company's portfolio held as September 30, 2011 was 9%.

The weighted average cost basis of the investment portfolio was 104.9% (or 104.3% excluding interest-only strips) as of September 30, 2011. The amortization of premiums (net of any accretion of discounts) on the investment portfolio for the quarter was $112.6 million, or $0.62 per share. The unamortized net premium as of September 30, 2011 was $1.9 billion. The increase in the Company's weighted average projected CPR resulted in recognition of an estimated $15 million (or $0.08 per share) of non-recurring “catch-up” premium amortization cost during the quarter.

Premiums and discounts associated with purchases of agency securities are amortized or accreted into interest income over the estimated life of such securities, using the effective yield method. Given that the cost basis of the Company's mortgage assets

5. Cost of funds as of September 30, 2011 includes the impact of swaps in effect as of September 30, 2011 of $25.1 billion, plus $1.6 billion of forward starting swaps becoming effective, net of swap expirations, within the three month period following September 30, 2011. Cost of funds includes both interest rate swaps that have been designated and not designated as hedges under GAAP.
6. Cost of funds as of June 30, 2011 includes the impact of swaps in effect as of June 30, 2011 of $14.1 billion, plus $6.9 billion of forward starting swaps becoming effective, net of swap expirations, within the three month period following June 30, 2011. Cost of funds includes both interest rate swaps that have been designated and not designated as hedges under GAAP.

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exceeds the underlying principal balance by 4.9% as of September 30, 2011, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact, on the Company's asset yields.

“We are very pleased with the prepayments on our securities and that newer loan balance and new HARP securities are not affected by the changes announced by the FHFA,” said Chris Kuehl, AGNC Senior Vice President, Mortgage Investments. “Our mortgage portfolio exhibited an 8% CPR during the third quarter and lower loan balance and HARP speeds released in October remained very stable despite significant increases in speeds on more generic securities. For instance, Fannie Mae 15-year 4s increased from 18% CPR in early September to 30% CPR in the October release, while lower loan balance securities increased from 9% to 13%. As such, speeds on our portfolio increased only around one CPR in the latest speed release and remained below 10% CPR.”

The Company's average cost of funds increased 11 bps from 0.89% for the second quarter of 2011 to 1.00% for the third quarter of 2011, largely due to an increase in the weighted average term of the Company's repurchase agreements and an increase in the ratio of interest rate swaps to repurchase agreements.

LEVERAGE AND HEDGING ACTIVITIES
As of September 30, 2011, the Company's $42.0 billion investment portfolio was financed with $38.8 billion of repurchase agreements, $0.1 billion of other debt and $4.9 billion of equity capital, resulting in a leverage ratio of 7.9x. When adjusted for the net receivable for agency securities not yet settled, the leverage ratio was 7.7x as of September 30, 2011. The average leverage for the quarter was 7.9x, which is calculated as the daily weighted average repurchase agreement and other debt balance outstanding, excluding repurchase agreements for treasury securities, divided by the average month-ended shareholders' equity for the quarter.

Of the $38.8 billion borrowed under repurchase agreements as of September 30, 2011, $18.9 billion had original maturities of one month or less, $8.1 billion had original maturities between one and two months, $4.8 billion had original maturities between two and three months, $5.7 billion had original maturities between three and six months, $0.3 billion had maturities between six and nine months and the remaining $1.0 billion had original maturities between nine and 12 months. As of September 30, 2011, the Company had repurchase agreements with 29 financial institutions. Less than 4% of the Company's equity was at risk with any one counterparty as of September 30, 2011, with the top five counterparties representing less than 15% of the Company's equity at risk.

The Company's interest rate swap positions as of September 30, 2011 totaled $27.0 billion in notional amount at an average fixed pay rate of 1.58%, a weighted average receive rate of 0.25% and a weighted average maturity of 3.4 years. During the quarter, the Company increased its swap position, including forward starting swaps ranging up to three months, by $5.0 billion in conjunction with an increase in the portfolio size. The new swap agreements entered into during the quarter have an average term

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of approximately 4.0 years and a weighted average fixed pay rate of 1.08%. The Company enters into swaps with longer maturities with the intention of protecting its net book value and longer term earnings potential.

The Company also utilizes interest rate swaptions to mitigate the Company's exposure to larger changes in interest rates. During the quarter, the Company added $250 million of payer swaptions at a cost of $0.8 million, while $1.1 billion of payer swaptions from previous quarters expired for a total loss of $8.3 million. As of September 30, 2011, the Company had $3.3 billion in payer swaptions outstanding at a market value of $4.5 million with an average maturity of 6.9 years.

As of September 30, 2011, 69% of the Company's repurchase agreement balance and other debt was hedged through interest rate swap agreements, which is an increase from 66% as of June 30, 2011. If net unsettled purchases and sales of securities are incorporated, this percentage increases to 71% as of September 30, 2011, an increase from 62% as of June 30, 2011. These percentages do not reflect the swaps underlying the payer swaptions noted above.

DISCONTINUATION OF HEDGE ACCOUNTING
During the quarter, the Company discontinued its election to account for interest rate swaps as cash flow hedges under GAAP. As cash flow hedges, the swaps were recorded at fair value as assets and liabilities on the balance sheet with any changes in fair value recorded in accumulated other comprehensive income, a separate component of equity. In order to qualify under GAAP as a cash flow hedge, the monthly swap reset dates of an interest rate swap must align with the term of an underlying repurchase agreement. This alignment had the effect of limiting the Company's ability to alter or extend the maturity of its repurchase agreements. To provide greater funding flexibility, the Company determined that it was beneficial not to match the pricing dates of its swaps and repurchase agreements. With the change in practice, the Company stopped the designation of new swap contracts as cash flow hedges during the quarter and de-designated all remaining swap contracts on September 30, 2011. All changes in the fair value of swap contracts will now be recorded in the income statement rather than in other comprehensive income. The net book value of the company is the same under either accounting treatment.

“Our decision to discontinue hedge accounting for interest rate swaps gives us greater flexibility to manage our liabilities because we can execute a significantly higher percentage of repurchase agreements with maturities exceeding 30 days,” said Peter Federico, AGNC Senior Vice President and Chief Risk Officer. “Our third quarter Form 10-Q will include a full discussion of how our discontinuation of hedge accounting will impact our accounting for interest rate swaps going forward, but the main impact is that all future swap related gains or losses will be immediately reflected in current earnings through other income. As a result, our GAAP earnings will be more volatile, but our net book value will be the same. This increased volatility in earnings is not reflective of any change to our true economic risk profile. To gain better insight into our economic risk profile, we encourage

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investors to look at our net book value, which will not be impacted by this change because all derivative instruments are carried at fair value irrespective of whether they are treated as hedges for accounting purposes.”

OTHER INCOME (LOSS), NET
During the quarter, the Company recorded $41.3 million in other income, net, or $0.23 per share. Excluding periodic interest settlements of interest rate swaps, the Company recorded $43.0 million, or $0.24 per share, of other income, net. Other income, net, is comprised of $262.8 million of net realized gains on sales of agency securities, $1.8 million of net realized losses on periodic interest settlements of interest rate swaps, $173.2 million of net realized losses on other derivative instruments and securities, $0.9 million of net unrealized losses on interest rate swaps and $45.6 million of net unrealized losses on other derivative instruments and securities.

The net gains and losses (realized and unrealized) on other derivative instruments and securities generally represent instruments that are used to supplement the Company's interest rate swaps (such as swaptions and short or long positions in “to-be-announced” mortgage securities (“TBA's”), Markit IOS total return swaps and treasury securities). The Company uses these supplemental hedges to reduce its exposure to interest rates.

TAXABLE INCOME
Taxable income for the third quarter of 2011 was $1.86 per share, or $0.47 higher than GAAP net income per share for the quarter. The primary difference between tax and GAAP net income is unrealized gains and losses associated with derivatives and other securities marked-to-market in current income for GAAP purposes but excluded from taxable income until realized or settled and temporary differences related to the amortization of premiums paid on investments. For the third quarter, $46.5 million of net unrealized losses, including prior period reversals, and $34.3 million of amortized premium costs were recognized for GAAP but excluded from taxable income for the quarter.

NET BOOK VALUE
As of September 30, 2011, the Company's net book value per share was $26.90, or $0.14 higher than the June 30, 2011 net book value per share of $26.76.

THIRD QUARTER 2011 DIVIDEND DECLARATION
On September 13, 2011, the Board of Directors of the Company declared a third quarter 2011 dividend of $1.40 per share payable on October 27, 2011, to stockholders of record as of September 23, 2011. Since its May 2008 initial public offering, the Company has paid or declared a total of $936.7 million in dividends, or $17.46 per share. After adjusting for the third quarter 2011 accrued dividend, the Company had approximately $156 million of undistributed taxable income as of September 30, 2011. Undistributed taxable income per share as of September 30, 2011 was $0.85 per share, a $0.41 per share increase from June 30, 2011.

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Financial highlights for the quarter are as follows:

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(unaudited)	(unaudited)	(unaudited)
Assets:
Agency securities, at fair value (including pledged securities of $38,860,353, $35,117,998, $23,263,144, and $12,270,909, respectively)	$41,970,419	$39,925,707	$28,192,575	$13,510,280
U.S. Treasury securities, at fair value	300,873	—	—	—
Cash and cash equivalents	984,393	625,850	300,574	173,258
Restricted cash	375,207	188,772	75,221	76,094
Derivative assets, at fair value	54,532	86,064	142,047	76,593
Receivable for agency securities sold	2,698,121	1,251,624	298,320	258,984
Principal payments receivable	33,831	29,254	42,667	75,524
Receivable under reverse repurchase agreements	473,800	1,388,188	—	247,438
Other assets	148,253	141,111	103,559	57,658
Total assets	$47,039,429	$43,636,570	$29,154,963	$14,475,829

Liabilities:
Repurchase agreements	$38,841,619	$33,505,142	$21,994,039	$11,680,092
Other debt	56,864	61,757	67,845	72,927
Payable for agency securities purchased	1,660,276	3,336,485	3,504,600	727,374
Derivative liabilities, at fair value	792,714	290,286	92,658	78,590
Dividend payable	257,068	180,360	135,280	90,798
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	473,247	1,459,298	—	245,532
Accounts payable and other accrued liabilities	17,385	26,596	16,040	8,452
Total liabilities	42,099,173	38,859,924	25,810,462	12,903,765

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, 0 shares issued and outstanding, respectively	—	—	—	—
Common stock, $0.01 par value; 300,000 shares authorized, 183,619, 178,509, 128,829, and 64,856 shares issued and outstanding, respectively	1,836	1,785	1,288	649
Additional paid-in capital	4,829,065	4,682,070	3,314,119	1,561,908
Retained earnings	67,174	73,841	76,379	78,116
Accumulated other comprehensive income (loss)	42,181	18,950	(47,285)	(68,609)
Total stockholders' equity	4,940,256	4,776,646	3,344,501	1,572,064
Total liabilities and stockholders' equity	$47,039,429	$43,636,570	$29,154,963	$14,475,829

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AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Interest income:
Interest income	$326,754	$62,600	$755,975	$151,986
Interest expense	95,036	18,531	194,500	51,389
Net interest income	231,718	44,069	561,475	100,597

Other income (loss), net:
Gain on sale of agency securities, net	262,768	24,565	360,880	81,558
Realized loss on periodic interest settlements of interest rate swaps, net	(1,773)	—	(1,773)	—
Other realized loss on derivative instruments and other securities, net	(173,190)	(736)	(222,594)	(4,214)
Unrealized loss on other derivative instruments and other securities, net	(46,543)	(2,997)	(85,623)	(15,466)
Total other income, net	41,262	20,832	50,890	61,878
Expenses:
Management fees	15,634	2,697	36,511	6,795
General and administrative expenses	5,845	1,926	12,988	5,394
Total expenses	21,479	4,623	49,499	12,189
Income before tax	251,501	60,278	562,866	150,286
Excise tax	1,100	250	1,100	250
Net income	$250,401	$60,028	$561,766	$150,036
Net income per common share - basic and diluted	$1.39	$1.69	$4.19	$4.97
Weighted average number of common shares outstanding - basic and diluted	180,725	35,495	134,163	30,161
Dividends declared per common share	$1.40	$1.40	$4.20	$4.20

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AMERICAN CAPITAL AGENCY CORP.
KEY PORTFOLIO CHARACTERISTICS*
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010

Average agency securities, at cost	$41,667,838	$31,552,263	$19,361,473	$11,603,957
Average total assets, at fair value	$47,077,307	$34,442,961	$20,472,785	$11,605,200
Average repurchase agreements	$38,484,147	$28,668,011	$17,755,790	$10,813,568
Average stockholders' equity	$4,871,687	$3,785,199	$2,411,628	$1,291,127
Fixed-rate agency securities, at fair value - as of period end	$38,278,257	$34,800,625	$22,875,909	$9,101,479
Adjustable-rate agency securities, at fair value - as of period end	$3,237,779	$4,612,940	$4,915,994	$3,950,164
CMO agency securities, at fair value - as of period end	$246,157	$265,099	$290,321	$401,898
Interest-only strips agency securities, at fair value - as of period end	$168,213	$206,829	$110,351	$56,739
Principal-only strips agency securities, at fair value - as of period end	$40,013	$40,215	$—	$—
Average coupon (1)	4.35%	4.44%	4.58%	4.86%
Average asset yield (2)	3.14%	3.35%	3.39%	3.48%
Average cost of funds (3)	1.00%	0.89%	0.81%	0.90%
Average net interest rate spread (4)	2.14%	2.46%	2.58%	2.58%
Average actual CPR for securities held during the period	8.00%	9.00%	13.00%	18.00%
Average forecasted CPR as of period end	13.00%	10.00%	10.00%	12.00%
Leverage (average during the period) (5)	7.9:1	7.6:1	7.4:1	8.4:1
Leverage (as of period end) (6)	7.7:1	7.5:1	7.6:1	7.8:1
Expenses % of average assets (7)	0.18%	0.20%	0.22%	0.23%
Expenses % of average stockholders' equity (8)	1.75%	1.80%	1.86%	2.03%
Net asset value per common share as of period end (9)	$26.90	$26.76	$25.96	$24.24
Dividends declared per common share	$1.40	$1.40	$1.40	$1.40
Annualized economic return (10)	22.9%	34.0%	52.2%	37.4%
Net return on average stockholders' equity (11)	20.4%	18.8%	22.5%	42.4%

*Average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.
(1) Weighted average coupon for the period was calculated by dividing the Company's total coupon (or cash) interest income on agency securities by the Company's daily weighted average agency securities held.

(2)
Weighted average asset yield for the period was calculated by dividing the Company's total interest income on agency securities, less amortization of premiums and discounts, by the Company's daily weighted average agency securities held.

(3) Weighted average cost of funds for the period was calculated by dividing the Company's total interest expense by the Company's daily weighted average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period. Cost of funds includes both interest rate swaps that have been designated and not designated as hedges under GAAP.

(4)	Net interest rate spread for the period was calculated by subtracting the Company's weighted average cost of funds from the Company's weighted average asset yield.
(5) Leverage during the period was calculated by dividing the Company's daily weighted average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period by the Company's average month-ended stockholders' equity for the period.

(6)
Leverage at period end was calculated by dividing the sum of the amount outstanding under the Company's repurchase agreements, net receivable / payable for unsettled agency securities and other debt by the Company's total stockholders' equity at period end.

(7)	Expenses as a % of average total assets was calculated by dividing the Company's total expenses by the Company's average total assets for the period.

(8)	Expenses as a % of average stockholders' equity was calculated by dividing the Company's total expenses by the Company's average month-ended stockholders' equity.

(9)	Net book value per share was calculated by dividing the Company's total stockholders' equity by the Company's number of shares

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outstanding.
(10) Annualized economic return represents the sum of the change in net asset value over the period and dividends declared during the period over the beginning net asset value on an annualized basis.
(11)Annualized net return on average stockholders' equity for the period was calculated by dividing the Company's net income by the Company's average month-ended stockholders' equity on an annualized basis.

CONTROLLED EQUITY OFFERINGSM PROGRAM
The Company's Controlled Equity OfferingSM Program enables the Company to publicly offer and sell, from time to time, up to an aggregate 15 million shares of common stock in privately negotiated and/or at-the-market transactions pursuant to a sales agreement with an underwriter. During the third quarter, the Company sold 5.1 million shares of common stock under the sales agreement at an average offering price of $29.08 per share for proceeds, net of the underwriter's discount, of $147 million. As of September 30, 2011, 1.2 million shares of common stock remain available for issuance under the program.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
During the quarter, AGNC did not issue shares under the Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) through either direct stock purchases or dividend reinvestment.

AGNC's Plan provides prospective investors and existing stockholders with a convenient and economical method to purchase shares of the Company's common stock.  By participating in the Plan, investors may purchase additional shares of common stock by reinvesting some or all of the cash dividends received on shares of the Company's common stock.  Investors may also make optional cash purchases of shares of the Company's common stock subject to certain limitations detailed in the Plan prospectus. To review the Plan prospectus, please visit the Company's Investor Relations website at www.AGNC.com.

STOCKHOLDER CALL
AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on October 26, 2011 at 11:00 am ET. The stockholder call can be accessed through a live webcast, free of charge, at www.AGNC.com or by dialing (877) 569-8701 (U.S. domestic) or +1 (574) 941-7382 (international). Please provide the operator with the conference ID number 16828279. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q3 2011 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

An archived audio of the stockholder call combined with the slide presentation will be made available on the Company's website after the call on October 26. In addition, there will be a phone recording available from 4:00 pm ET October 26 until 11:59 pm ET November 9. If you are interested in hearing the recording of the presentation, please dial (855) 859-2056 (U.S. domestic) or (404) 537-3406 (international). The conference ID number is 16828279.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a real estate investment trust (“REIT”) that invests in agency pass-

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October 25, 2011

through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL, LTD.
American Capital, Ltd., is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products.  Founded in 1986, American Capital has $52 billion in assets under management and seven offices in the U.S. and Europe.  American Capital and its affiliates will consider investment opportunities from $10 million to $300 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with GAAP, this release includes non-GAAP financial information, including our taxable income and certain financial metrics derived based on taxable income, which management uses in its internal analysis of results, and believes may be informative to investors. Taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. Examples include temporary differences for unrealized gains and losses on derivative instruments and trading securities recognized in income for GAAP but excluded from taxable income until realized or settled, differences in the CPR used to amortize premiums or accrete discounts as well as treatment of start-up organizational costs, hedge ineffectiveness, and stock-based compensation and permanent differences for excise tax expense. Furthermore, taxable income can include certain estimated information and is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs after the end of the calendar year of the Company. The Company believes that these non-GAAP financial measures provide information useful to investors because taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. The Company also believes that providing investors with our taxable income and certain financial metrics derived based on such taxable income, in addition to the related

American Capital Agency Corp.
October 25, 2011

GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because taxable income is an incomplete measure of the Company's financial performance and involves differences from net income computed in accordance with GAAP, taxable income should be considered as supplementary to, and not as a substitute for, the Company's net income computed in accordance with GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, our presentation of our estimated taxable income may not be comparable to other similarly-titled measures of other companies.